EXHIBIT  99.1

[GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE
OCTOBER 1, 2002
Contact:  Chad Hyslop (208) 331-8400

sromano@americanecology.com     www.americanecology.com
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           COURT RULES AGAINST NEBRASKA IN RADIOACTIVE WASTE LAWSUIT,
               AMERICAN ECOLOGY TO PURSUE $12.2 MILLION IN DAMAGES

                  NEBRASKA ORDERED TO PAY TOTAL OF $151 MILLION


     American Ecology Corporation (NASDAQ:ECOL) today announced that on September 30th, U.S. District Court Judge Richard G. Kopf entered judgment in favor of the Central Interstate Low-Level Radioactive Waste Commission ("CIC") against the State of Nebraska for $151,408,240 plus post-judgment interest in a lawsuit involving American Ecology subsidiary US Ecology, Inc. and three electric utility companies. The ruling followed closely on the heels of a two month trial that concluded in August, 2002.

     The Court found that Nebraska breached its good faith obligation to the CIC when processing a license application for a proposed low-level radioactive waste disposal facility in Nebraska. US Ecology submitted the license application as the CIC's contractor and developer. "Governor Nelson, either directly or though his subordinates, influenced the process in order to fulfill a campaign promise which required that the license be denied without regard to the technical merits," Judge Kopf declared in a lengthy Memorandum and Order accompanying the judgment, adding, "Frankly, I cannot conceive of a stronger case of bad faith in the performance of a contract".

     "We are pleased with the Court's expeditious ruling, and its well documented findings that Nebraska officials acted improperly in processing our license application," stated American Ecology President and Chief Executive Officer Stephen Romano.


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     As part of its damages determination, the Memorandum and Order found that
US Ecology contributed $6,247,920 to the Commission in the form of work intended to achieve a license. "The Commission lost the entire value of these contributions as a direct result of Nebraska's bad faith conduct" the Court concluded. Adding simple interest from the time of the Company's equity contributions up to the time of the ruling, the Court identified total US Ecology damages of $12,260,460.

     Today, counsel for Nebraska filed a motion to stay the judgment pending appeal. "We believe the case against Nebraska is strong, and we will remain closely involved in the appeals process to protect the interests of our shareholders," Romano concluded.

     US Ecology submitted its application to construct and operate the proposed Butte, Nebraska disposal site in 1990. In December of 1998, the State of Nebraska denied the license. Four electric utility companies that substantially funded the project sued Nebraska alleging bad faith. One of the utilities subsequently withdrew. The CIC was originally joined in the suit as a defendant, but was later realigned as a plaintiff. US Ecology intervened to recover its contributions to the project. Prior to trial, Nebraska unsuccessfully pursued a series of motions to dismiss the case.

      A full copy of the Court's ruling is available at  "www.ned.uscourts.gov".

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.


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     This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about legal and other matters that could materially impact American Ecology Corporation and its subsidiaries. Actual results or outcomes may differ materially from what is expressed herein and no assurance can be given that the Company will ultimately prevail in this or any lawsuit or recover any damages. For additional information on factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Report on Form 10-K and its most recent Form 10-Q filed with the Securities and Exchange Commission.

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